EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2006 SECOND QUARTER FINANCIAL RESULTS
Conference Call Scheduled Today at 1:30 p.m. PT;
Simultaneous Webcast at www.somaxon.com and www.opencompany.info
•    Second quarter 2006 net loss of $14.7 million or $0.82 per share
•    Enrollment in all ongoing SILENOR™ and nalmefene clinical trials complete
SAN DIEGO, CA — August 9, 2006 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today announced financial results for the second quarter ended June 30, 2006.
Somaxon, a development stage specialty pharmaceutical company, had no revenues in the 2006 second quarter. Total operating expenses for the second quarter of 2006 were $15.8 million, including $12.3 million of research and development (R&D) costs and $1.0 million of non-cash stock based compensation expense recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based payment.” Total operating expenses for the second quarter of 2005 were $8.1 million, which included $4.6 million of R&D costs and $2.6 million of non-cash expense related to the company’s Series C warrant liability. Operating expenses grew as expected and were primarily due to the company’s ongoing Phase 3 clinical trials for SILENOR™ (doxepin hydrochloride), Phase 2/3 clinical trial of oral nalmefene for pathological gambling, and formulation development work on acamprosate for movement disorders. Net loss applicable to common stockholders was $14.7 million, or $0.82 per share for the second quarter of 2006, compared with $7.9 million, or $13.77 per share in the prior-year second quarter.
Management believes that including non-GAAP net loss per share for periods prior to the company’s December 2005 initial public offering provides a useful and relevant measure for comparative year-over-year operating performance. Non-GAAP net loss per share treats preferred shares as if they were converted into common shares at their date of issuance. Non-GAAP net loss per share was $1.12 for the second quarter of 2005. Management does not believe the use of non-GAAP net loss per share lessens the importance of comparable GAAP measures. Refer to the enclosed Summary Operating Loss Statements for details of non-GAAP net loss per share and its reconciliation to the nearest GAAP measure.
At June 30, 2006, the company had cash and cash equivalents and short-term investments totaling $78.2 million and no long-term debt.
“So far this year, we’ve achieved several key clinical milestones with the reporting of positive data from the first of our four Phase 3 trials of SILENOR™ for the treatment of insomnia, as well as encouraging results in our pilot study of nalmefene for smoking cessation,” said Ken Cohen, Somaxon president and CEO. “With enrollment now complete in all of our ongoing clinical trials, we look forward to having data available from our remaining three Phase 3 studies of SILENOR™ by the end of this year, and from our Phase 2/3 trial of nalmefene in pathological gambling in early 2007.”
Reflecting new requirements from the FDA, the company recently initiated a preclinical program for SILENOR™, consisting of genotoxicity, reproductive toxicology and carcinogenicity studies. Data from the genotoxicity and reproductive toxicology studies will be included in the New Drug Application (NDA) submission for SILENOR™. Depending on the results of the genotoxicity studies, the FDA has indicated flexibility on the timing of submission of data from the carcinogencity studies, including the potential that the FDA may allow the data from those studies to be submitted post-approval. The company anticipates that an NDA submission for SILENOR™ could occur in the third quarter of 2007, provided that the ongoing and planned clinical and preclinical studies are successful and proceed as currently scheduled.
Subsequent to the end of the second quarter, Somaxon announced the results of its pilot Phase 2 clinical trial evaluating the use of nalmefene hydrochloride for smoking cessation. In this trial, nalmefene demonstrated numerically higher smoking abstinence rates relative to placebo. Incidences of adverse events were comparable to those observed in trials previously conducted with nalmefene.
The company is also developing a new formulation of acamprosate calcium for the treatment of certain movement disorders.
Conference Call Information and Forward-Looking Statements
On Wednesday, August 9, 2006, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to review the results of operations for the second quarter ended June 30, 2006. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. Alternatively, callers may participate in the conference call by dialing (800) 218-8862 (domestic) or (303) 262-2137 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11065970.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and clinical developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning shortly after the conclusion of the call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in a Phase 2/3 clinical trial for pathological gambling and has completed a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation: the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending clinical and preclinical studies for SILENOR™ or Somaxon’s other product candidates; unexpected adverse side effects or other safety issues or inadequate therapeutic efficacy of SILENOR™ or Somaxon’s other products that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or Somaxon’s other product candidates, or the imposition of additional requirements to be completed after regulatory approval; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the scope and validity of patent protection for Somaxon’s product candidates; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Operating expenses
License fees	$153,750	$128,750	$307,500	$242,460
Research and development	12,346,349	4,593,820	24,640,475	6,639,905
Marketing, general and administrative expense	3,281,189	803,365	5,481,262	1,691,834
Remeasurement of Series C warrant liability	—	2,564,555	—	2,564,555

Total operating expenses	15,781,288	8,090,490	30,429,237	11,138,754

Loss from operations	(15,781,288)	(8,090,490)	(30,429,237)	(11,138,754)
Interest and other income	1,051,046	172,855	2,158,335	232,469

Net loss	(14,730,242)	(7,917,635)	(28,270,902)	(10,906,285)
Accretion of redeemable convertible preferred stock to redemption value	—	(13,237)	—	(13,237)

Net loss applicable to common stockholders	(14,730,242)	(7,930,872)	(28,270,902)	(10,919,522)

Basic and diluted net loss applicable to common stockholders per share	$(0.82)	$(13.77)	$(1.58)	$(20.10)

Shares used to calculate net loss applicable to common stockholders per share	17,960,150	575,762	17,948,128	543,381

Unaudited non-GAAP loss per share information:
Non-GAAP net loss per share	N/A	$(1.12)	N/A	$(1.85)
Shares used to calculate Non-GAAP net loss per share	N/A	7,055,810	N/A	5,891,736

Reconciliation of GAAP net loss applicable to common stockholders per share to unaudited non-GAAP net loss per share:
GAAP basic and diluted net loss applicable to common stockholders per share		$(13.77)		$(20.10)
Decrease due to items summarized below		12.65		18.24

Non-GAAP net loss per share		$(1.12)		$(1.85)

GAAP weighted average number of common shares outstanding		575,762		543,381
Increase in the weighted average number of common shares outstanding from treating preferred shares as if they converted into common shares at their date of issuance		6,480,048		5,348,355

Shares used in non-GAAP net loss per share		7,055,810		5,891,736

Unaudited non-GAAP net loss per share and number of shares used in non-GAAP net loss per share treats outstanding preferred shares as if they were converted into common shares at their date of issuance.

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$62,179,317	$100,918,088
Short-term investments	16,046,342	3,047,086
Other current assets	1,438,656	1,923,466

Total current assets	79,664,315	105,888,640
Long-term restricted cash	600,000	—
Property and equipment, net	239,273	190,045
Other assets	160,000	177,259

Total assets	$80,663,588	$106,255,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,524,313	$11,881,616
Accrued liabilities	994,193	919,090

Total current liabilities	13,518,506	12,800,706

Total stockholders’ equity	67,145,082	93,455,238

Total liabilities and stockholders’ equity	$80,663,588	$106,255,944